Exhibit 99.10

Guarantee Contract

Party A: Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Domicile: No. 19, Yinglong Av., Longxing Town, Yubei District, Chongqing

Director: Zhang Jun

Liaison: Long Zhenzhu

Tel.: 023-63088083

Address: 21F, Building T2, No. 2, Jiangbeizui Financial City, Jiangbei District, Chongqing

Party B: Gu Guoping

ID Card No.: 310227197705171615

Address: Room 601, No.38, Lane 838, Liangcheng Road, Hongkou District, Shanghai

Tel.: 021-31183118

Liaison: Gu Wenyuan

Contact Data: 021-31183118

Address: No. 3666, Sixian Road, Songjiang District, Shanghai

Whereas:

On December 2, 2015, four parties Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership) (hereinafter referred to as “Party A”), Shanghai Phicomm Communication Co., Ltd. (hereinafter referred to as “Shanghai Phicomm”), Phicomm Technology (Hong Kong) Co. Ltd. (hereinafter referred to as “Hong Kong Phicomm”) and The Smart Soho International Limited (hereinafter referred to as “Smart Soho”) signed Equity Capital Increasing Agreement (hereinafter referred to as Capital Increase Agreement). According to the agreement, Party A contributes USD 28,175,836.80 to Smart Soho, and Hong Kong Phicomm contributes USD 42,263,755.20 to Smart Soho so that Smart Soho can buy 11,739,932 ordinary shares of UTStarcom from its shareholder including Shah Capital Management (hereinafter referred to as “Equity Transferor”). After capital increase, Party A holds 40% of Smart Soho’s equity and Hong Kong Phicomm holds 60% of Smart Soho’s equity.

After Party A contributed the capital to Smart Soho according to above agreement, Hong Kong Phicomm fails to complete capital increase in full to Smart Soho within the period specified in Capital Increase Agreement, and Smart Soho thus fails to buy all of above shares of UTStarcom as scheduled. Considering Shanghai Phicomm, Hong Kong Phicomm and Smart Soho delays in buying the shares of UTStarcom according to Capital Increase Agreement, to guarantee Party A’s interest in Capital Increase Agreement, Party B provides Party A with irrevocable joint guarantee for possible breach of contract, liability of compensation, or payment obligation of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho under Capital Increase Agreement and relevant documents (including but not limited to supplemental agreement, modification agreement, mediation documents, written judgment, etc.) [Capital Increase Agreement and relevant documents are referred to as “Main Contract” hereinafter]. To define Parties’ rights, obligations and Responsibility of Default, Party A and Party B conclude following conditions and terms in Chongqing on 29 April, 2016 on the basis of free will, fairness, equity, good faith and in other legal principle after friendly consultation.

1

Article 1 Main Contract

1.1	Party B knows and acknowledges Capital Increase Agreement signed by Party A and Shanghai Phicomm, Hong Kong Phicomm and Smart Soho, the supplemental agreement signed by above parties on 29 April, 2016, and relevant contacts.
1.2	Party B knows relevant obligations of Shanghai Phicomm under Main Contract, and the joint liabilities of Hong Kong Phicomm and Smart Soho (including but not limited to redemption obligations and obligations to refund investment and compensate for loss, etc.).
1.3	Party A knows that Shanghai Phicomm and Hong Kong Phicomm promise to contribute USD 40,439,592 in full not later than June 30, 2016, whereas Smart Soho shall complete the delivery procedures for the undelivered portion of 11,739,932 ordinary shares held by the share transferor in UTStarcom not later than June 30, 2016.
1.4	In the case of change in liability of Default, type and amount of compensation and payment responsibility in default, calculation method of Default Fine, interest rate adjustment, period adjustment, triggering conditions, payment or repayment modes under Main Contract, relevant document confirmed by more than one parities including Party A, Shanghai Phicomm, Hong Kong Phicomm and Smart Soho shall apply (including but not limited to supplemental agreement, agreement modification, mediation documents, written judgment, etc.). Party B irreversibly and unconditionally acknowledges the change in guarantee rights and obligations caused by the change of above documents.

Article 2 Guarantee Scope

2.1	Scope of Party B’s Guarantee:
2.1.1	Amount to be repaid (paid) for buyback, investment refunded, and compensation, liquidated damages, interest or default interest paid by all parties to Party A under Main Contract (for the avoidance of doubt, above guarantee covers Default Fine and overdue interest under Article 4 of the supplemental agreement to Equity Capital Increasing Agreement).
2

2.1.2	Costs (Legal fare, arbitration fee, compulsory execution fee, security expenses, guarantee cost, announcement fee, service fee, counsel fee, valuation fee, appraisal fee, auction fee, notary fees, travel expenses, telecommunication fee, printing fee, etc) and other expenses incurred by Party A for realization of the creditor’s rights under Main Contract and the guarantee interest hereunder.

Party B shall bear joint liability for satisfaction within above Guarantee Scope, and fully understands and acknowledges components of above costs or the calculation method and determination standard specified in relevant documents, and waives defense in pretext of too high costs or unreasonable amount.

Article 3 Guarantee Type

3.1	Party B provides joint guarantee.
3.2	Except specified herein, if other guarantee is provided under Main Contract, Party A shall be entitled to exercise guarantee right hereunder preferentially at its discretion, and require Party B to bear joint guarantee liability. Party B shall not request Party A to exercise other guarantee rights (including various guarantees provided by Shanghai Phicomm, Hong Kong Phicomm and Smart Soho) in advance.
3.3	If Party A waives or modifies other guarantee under Main Contract for any reason, Party B agrees that its guarantee liability hereunder should not exempted or reduced.
3.4	Even if one or more documents under Main Contract is judged to be invalid for any reason, Party B irreversibly agrees to bear joint guarantee liability to Party A for all legal liabilities and payment obligation of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho specified in such documents.

Article 4 Guarantee Period

4.1	Guarantee Period hereunder shall start from effectiveness hereof to the end of two years upon expiry of the payment term of all creditor’s rights within Guarantee Scope hereunder.
4.2	If Party A terminates Main Contract due to the default of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho, Guarantee Period of Party B shall start from effectiveness hereof to the end of two years upon the termination of Main Contract.
4.3	In the event that Party A exercises its right to require Shanghai Phicomm to redeem the share of Smart Soho held by Party A and require payment for the redemption due to the default of any of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho during fulfillment of one or more document under Main Contract, Party B shall bear guarantee liability as required by Party A.
4.4	If Party A agrees to grant grace to all or partial liabilities of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho under Main Contract, Party B shall continue to bear guarantee liability, and Guarantee Period shall be extended to the end of two years upon expiry of grace period specified in Liability Repayment Extension Agreement.

3

Article 5 Rights and Obligations of Party A

5.1	Party A shall be entitled to know the assets, liabilities and financial activities of Party B and require Party B to provide reasonable asset information. Party B shall provide above data within 5 working days after request from Party A.
5.2	In the event that Shanghai Phicomm, Hong Kong Phicomm and Smart Soho should undertake the liability specified in Article 2.1 hereof according to relevant document under Main Contract due to their any default, Party A shall be entitled to require Party B to bear the joint guarantee liability specified herein.
5.3	In the event that Party B bears the liability specified in Article 2.1 hereof to Party A according to relevant document under Main Contract due to its failure to perform its obligations hereunder timely, Party A can require Party B to bear guarantee liability directly and shall be entitled to disclose the default of Party B.
5.4	If Party A transfers the creditor’s rights under Main Contract to third party, Party A promises to bear the guarantee liability for the creditor’s rights according to the period and mode specified herein after the transfer.
5.5	Party A shall be entitled to modify all contents of Main Contract after consultation with Shanghai Phicomm, Hong Kong Phicomm and Smart Soho. If Main Contract is modified, Party B irreversibly and unconditionally agree to provide joint guarantee for the obligation and liability of Shanghai Phicomm, Hong Kong Phicomm and Smart Soho under the modified main contract, whether the original Guarantee Scope is expanded or not.
5.6	Party A shall notice Party B of Party B’s all obligations by written letter, telephone, fax or email.

Article 6 Rights and Obligations of Party B

6.1	Party B shall ensure that it has ability for both legal civil right and civil conduct at execution hereof and during validity period hereof and within 5 years after expiration of Guarantee Period.
6.2	Party B shall ensure that its execution and fulfillment hereof do not break any rules or regulations binding on Party B and its property, any guarantee agreement signed by Party B with others, any other agreement and document, agreement and commitment binding on Party B.
6.3	Any document, statement, voucher and other material provided by Party B to Party A are true, accurate, lawful, complete and valid.
6.4	Party B knows and agrees on all terms and conditions of Main Contract, and guarantees for Shanghai Phicomm, Hong Kong Phicomm and Smart Soho voluntarily.
6.5	Party B shall ensure not to provide any guarantee beyond its guarantee capability for any third party in any form during the valid period hereof.
4

6.6	Party B shall give an written notice to Party A within 2 days after any change in legal status of Party B (including but not limited to divorce, serious disease, being suspected of criminal offence, other significant lawsuit or arbitration, etc.) or any other conditions enough to threaten or impair its guarantee ability.
6.7	Party B shall bear relevant costs hereunder, including but not limited to legal fare, arbitration fee, compulsory execution fee, security expenses, guarantee cost, announcement fee, service fee, counsel fee, valuation fee, appraisal fee, auction fee, notary fees, travel expenses, telecommunication fee, printing fee, etc.
6.8	Party A shall be entitled to require Party B to bear guarantee liability in advance, provided that Party A considers Party B’s violation of one or more of Article 6.1, 6.2, 6.3, 6.4 and 6.5 may endanger the realization of its rights.

Article 7 Responsibility of Default

Party A and Party B shall perform their own obligations hereunder after execution hereof. Either party should be liable to Default and compensate the other party for loss wherefrom in the case of failure to perform its obligations hereunder partially or completely.

Article 8 Supplementary Articles

8.1	The Contract shall come into effect from execution or stamping hereof by Parties.
8.2	The supplemental agreement hereto can be signed if Party A and Party B reach agreement through negotiation, and shall be deemed as modification hereto.
8.3	The Contract is in duplicates, held by each party, with same legal force.
8.4	Party A and Party B accept terms and conditions hereof without any objection or doubt.

Article 9 Applicable Law and Settlement of Dispute

9.1	The Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China (for the purpose hereof, excluding the laws of Hong Kong and Macao Special Administrative Regions and Taiwan).
9.2	Any dispute arising from or in connection with this contract, including the existence, validity or termination hereof, shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration based on its arbitration rule (“Rule”). According to the rule, three (3) arbitrators shall be appointed for final settlement. The venue of arbitration shall be Beijing. If the rule has not been determined, applicable local procedure can be adopted. The award of arbitration court, including arbitration on the arbitration fees, shall be final and binding on Parties. Except for the provisions submitted for the arbitration, other provisions hereof shall continue to be performed, provided that the arbitration procedure does not hinder either party from exercising its right to terminate this contract.

5

Article 10 Notice and Service

10.1	Any notice or all communications in connection with this contract, including but not limited to lawsuit and arbitration instruments, shall be delivered to other party in written according to the address provided in the first page hereof . In the case of change in its address and telephone, the party shall give a written notice to the other party within ten days, otherwise, other party shall be deemed to have performed notice obligation upon giving the notice according to previous address, and the changing party shall bear corresponding legal liability.
10.2	If one party considers that the headline provided in the mail cover is not in accordance with text of the mail, the party shall give a written notice to the other party within three working days after reception of the mail, failing which the mail cover shall be deemed conformable with text of the mail.
10.3	For delivery of any notice or all communications in connection with this contract, except for the notary office’s documents verifying the debt, other documents and data (including but not limited to all data, notice, and other legal instrument issued by the arbitration agency, or written data issued by the court), the return date shall be deemed as the delivery date if they are returned for any reason including the rejection or error address of the other party or its agent, etc.

Special Tips: Party B is the actual controller of Shanghai Phicomm. As Party B’s irreversible prior confirmation of its guarantee liability hereunder and the possible change of the guarantee rights is precondition for Party A and Shanghai Phicomm, etc. to sign relevant agreement. Prior confirmation of the guarantee liability, Guarantee Scope, Guarantee Period, and possible guarantee change is the expression of Party B’s true intention. Party B confirms that it has understood all provisions hereof fully and accurately, which do not have any misleading or ambiguous content or any content violating Party B’s true meaning. Signature of this guarantee contract does on influence the rights of Party A to require Shanghai Phicomm to buy all shares held by Party A in Smart Soho according to Article 6 of Equity Capital Increasing Agreement, and require Party B, Shanghai Phicomm, Hong Kong Phicomm, Smart Soho and relevant guarantor to bear corresponding responsibilities.

6

Enclosed:	Annex I Equity Capital Increasing Agreement
Annex II Supplemental Agreement to Equity Capital Increasing Agreement

[Not Text Below, Followed by Execution Page]

[Not Text Below, Execution Page of Guarantee Contract]

Party A: Chongqing Liangjiang New Area Strategic Emerging Industries Equity Investment Fund Partnership (Limited Liability Partnership)

Authorized Representative: Zhang Jun, Executive Partner Representative

/s/ Zhang Jun

Date: April 29, 2016

Party B: Gu Guoping

Signature: /s/ Gu Guoping

Date: April 29, 2016

7